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                                                                       EXHIBIT D


                                POHLAD COMPANIES


                            3880 Dain Rauscher Plaza
                              60 South Sixth Street
                              Minneapolis, MN 55402




June 24, 1999


William Hollyer
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577

         Re:  Delta Exchange Agreement and Dakota Exchange Agreement

Dear Bill:

This is to confirm that Pohlad Companies will not waive satisfaction of the condition specified in Section 8.1(i) of the Dakota Exchange Agreement, or otherwise permit the transactions contemplated by the Dakota Exchange Agreement to be consummated, unless PepsiCo and its subsidiaries successfully conclude negotiations relating to the PepsiCo contribution referred to in the Dakota Exchange Agreement and the closing of all transactions relating thereto has occurred. We recognize that your subsidiary Pepsi-Cola Metropolitan Bottling Company, Inc. is proceeding to execute the Delta Exchange Agreement in reliance on this understanding.

                                                      Very truly yours,

                                                      POHLAD COMPANIES


                                                      /s/ Robert C. Pohlad
                                                      --------------------------
                                                      Robert C. Pohlad



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